Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 13, 2012, relating to the consolidated financial statements and consolidated financial statement schedules of Rockwell Collins, Inc. and its subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 28, 2012.

DELOITTE & TOUCHE LLP

Chicago, Illinois

February 8, 2013